SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported):       December 21, 2012

ONSTREAM MEDIA CORPORATION

(Exact name of registrant as specified in its charter)

Florida

(State or Other Jurisdiction of Incorporation)

000-22849	65-0420146
(Commission File Number)	(IRS Employer Identification Number)

1291 SW 29 Avenue, Pompano Beach, Florida 33069

(Address of executive offices and Zip Code)

(954) 917-6655

(Registrant's Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

            Check the appropriate box below if the Form 8-K filing is intended to satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]            Written communications pursuant to Rule 425 under the Securities Act (17 CRF 230.425)

[ ]            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]            Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders

Effective December 17, 2009, our Board of Directors authorized the sale and issuance of up to 170,000 shares of Series A-13 Convertible Preferred Stock (“Series A-13”). On December 23, 2009, we filed a Certificate of Designation, Preferences and Rights for the Series A-13 with the Florida Secretary of State. In conjunction with and in consideration of a January 2011 note transaction entered into by us with CCJ, modifications to certain terms of the Series A-13 were authorized by our Board of Directors, which modifications are reflected in the description of terms below. On March 2, 2011, we filed an amended Certificate of Designation, Preferences and Rights for the Series A-13 with the Florida Secretary of State.

The Series A-13 has a coupon of 8% per annum and an assigned value of $10.00 per preferred share. Dividends are paid quarterly, in cash or, at our option, in unregistered shares, using the greater of (i) $2.00 per share or (ii) the average closing bid price of a common share for the five trading days immediately preceding the conversion. Series A-13 dividends are also payable at the time of any conversion of A-13, are cumulative and must be fully paid by us prior to the payment of any dividend on our common shares.

Any shares of Series A-13 that are still outstanding as of December 31, 2012 will automatically convert into our common shares. Series A-13 may also be converted before December 31, 2012 at our option, provided that the closing bid price of our common shares has been at least $9.00 per share, on each of the twenty (20) trading days ending on the third business day prior to the date on which the notice of conversion is given. Series A-13 was subordinate to Series A-12 (shares of which are no longer outstanding) but is senior to Series A-14 Convertible Preferred Stock and all other preferred share classes that may be issued by us. Except as explicitly required by applicable law, the holders of Series A-13 shall not be entitled to vote on any matters as to which holders of our common shares are entitled to vote. Holders of Series A-13 are not entitled to registration rights.

In conjunction with and as part of a January 2012 transaction entered into by us with J&C Resources (“J&C”) to obtain a $550,000 funding commitment letter, our Board of Directors authorized a modification of the price for converting Series A-13 shares to common shares from $2.00 to $1.72 per share and also agreed to reimburse CCJ for any shortfall of the proceeds from the sale of those shares by CCJ as compared to an agreed amount. Mr. Charles Johnston, one of our directors, is the president of J&C. On January 20, 2012, we filed an amended Certificate of Designation, Preferences and Rights for the Series A-13 with the Florida Secretary of State. At the time of that modification, 35,000 shares of Series A-13 were held by CCJ Trust (“CCJ”). CCJ is a trust for the adult children of Mr. Charles Johnston and he disclaims any beneficial ownership interest in CCJ. In March 2012, CCJ converted 17,500 of those Series A-13 shares into 101,744 common shares and we also agreed to pay $85,279 to CCJ reimburse the shortfall in the sales proceeds, per our previous agreement as discussed above.

In conjunction with and as part of a December 2012 transaction entered into by us with J&C Resources (“J&C”) to obtain an extension of the $550,000 funding commitment letter, our Board of Directors authorized a modification of the price for converting Series A-13 shares to common shares from $1.72 to $0.40 per share and has also agreed to reimburse CCJ for any shortfall of the proceeds from the sale of those shares by CCJ as compared to the $175,000 assigned value of the Series A-13 shares being converted. On December 21, 2012, we filed an amended Certificate of Designation,Preferences and Rights for the Series A-13 with the Florida Secretary of State, which is attached as Exhibit 3.1.

All of the above securities were offered and sold without such offers and sales being registered under the Securities Act of 1933, as amended (together with the rules and regulations of the Securities and Exchange Commission (the "SEC") promulgated thereunder, the "Securities Act"), in reliance on an exemption therefrom.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On December 21, 2012, we filed with the Florida Secretary of State a Certificate of Designation, Preferences and Rights for our Series A-13 Convertible Preferred Stock, which is attached as Exhibit 3.1.

Item 9.01        Financial Statements and Exhibits.

(c)        Exhibits

Exhibit No.                                         Description

                          3.1       Certificate of Designation, Preferences and Rights of Series A-13 Convertible Preferred Stock, as filed with the Florida Secretary of State on December 21, 2012

The foregoing descriptions are qualified in their entirety by reference to the full text of such exhibits.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONSTREAM MEDIA CORPORATION

By: /s/ Robert E. Tomlinson
December 26, 2012	Robert E. Tomlinson, CFO